Exhibit 99.1

LIBERTY BROADBAND REPORTS

FOURTH QUARTER AND YEAR END 2024 FINANCIAL RESULTS

Englewood, Colorado, February 27, 2025 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported fourth quarter and year end 2024 results.

Headlines include (1):

●	On November 12, 2024, Liberty Broadband entered into a definitive agreement to be acquired by Charter
o	Transaction was approved at Liberty Broadband’s special meeting of shareholders on February 26, 2025 and is expected to close on June 30, 2027, unless otherwise agreed
o	Liberty Broadband expects to spin off its GCI business in the summer of 2025
●	Fair value of Charter investment was $15.5 billion as of December 31, 2024
●	From November 1, 2024 through January 31, 2025, Liberty Broadband received $205 million of proceeds from sale of 541 thousand Charter shares to Charter
●	For the full year, GCI(2) grew revenue 4% to $1.0 billion, generated operating income of $144 million and Adjusted OIBDA(3) of $362 million

“Our merger with Charter is progressing well, including getting the requisite shareholder approval yesterday, and we are actively working towards spinning off GCI this year,” said John Malone, Liberty Broadband Chairman & CEO. “This transaction generates significant value for shareholders and we are enthusiastic supporters of Charter and their management team. We look forward to our continued partnership through the expected close date in 2027.”

Corporate Updates

On November 12, 2024, Liberty Broadband entered into a definitive agreement to be acquired by Charter. Holders of Liberty Broadband common stock will receive 0.236 of a share of Charter common stock per share of Liberty Broadband common stock held.

In each month until the completion of the proposed combination of Charter and Liberty Broadband, Charter will repurchase $100 million of its Class A common stock from Liberty Broadband, subject to certain timing adjustments, and, if necessary, will repurchase a greater amount or provide loans to Liberty Broadband, with such proceeds to be used by Liberty

Broadband to satisfy certain of its debt obligations, provided that Charter’s share repurchases do not reduce Liberty Broadband’s ownership below 25.25%.

From November 1, 2024 through January 31, 2025, Liberty Broadband sold 541 thousand shares of Charter Class A common stock to Charter for total proceeds of $205 million. Such proceeds are to be used for debt service at Liberty Broadband within six months of receipt.

The transaction with Charter is expected to close on June 30, 2027 unless otherwise agreed, subject to the completion of the GCI spin-off and other customary closing conditions.

Share Repurchases

There were no repurchases of Liberty Broadband’s common stock (Nasdaq: LBRDA, LBRDK) from November 1, 2024 through January 31, 2025. The total remaining repurchase authorization for Liberty Broadband as of January 31, 2025 is approximately $1.7 billion, though repurchases of Liberty Broadband’s common stock are restricted by the merger agreement with Charter.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of September 30, 2024 and December 31, 2024.

(amounts in millions)	9/30/2024	12/31/2024
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents(a):
GCI Holdings	$53	$75
Corporate and Other	121	154
Total Liberty Broadband Consolidated Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	$174	$229

Fair Value of Public Holdings in Charter(b)	$14,769	$15,524

Debt:
Senior Notes(c)	$600	$600
Senior Credit Facility	423	447
Tower Obligations and Other(d)	87	80
Total GCI Holdings Debt	$1,110	$1,127
GCI Leverage(e)	3.1x	3.1x

Charter Margin Loan	$790	$790
3.125% Exchangeable Senior Debentures due 2053(f)	965	965
3.125% Exchangeable Senior Debentures due 2054(f)	860	860
Total Corporate Level Debt	$2,615	$2,615

Total Liberty Broadband Debt	$3,725	$3,742
Fair market value adjustment and deferred loan costs	70	90
Tower obligations and finance leases (excluded from GAAP Debt)	(83)	(76)
Total Liberty Broadband Debt (GAAP)	$3,712	$3,756

Other Financial Obligations:
Preferred Stock(g)	$180	180

a)	Includes $6 million of restricted cash at GCI as of September 30, 2024 and $1 million of restricted cash at GCI and $65 million of restricted cash at Liberty Broadband as of December 31, 2024. Liberty Broadband restricted cash consists of proceeds from Charter share sales to be used towards debt service.
b)	Represents fair value of the investment in Charter as of September 30, 2024 and December 31, 2024.
c)	Principal amount of Senior Notes.
d)	Includes the Wells Fargo Note Payable and current and long-term obligations under tower obligations and finance leases.
e)	As defined in GCI's credit agreement.
f)	Principal amount of Exchangeable Debentures exclusive of fair market value adjustments.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

Liberty Broadband cash and restricted cash increased $55 million in the fourth quarter primarily due to proceeds from Charter share sales. GCI cash and restricted cash increased $22 million in the fourth quarter due to net debt borrowing and cash from operations, partially offset by capital expenditures.

Liberty Broadband debt increased by $17 million in the fourth quarter primarily due to additional borrowing under the GCI senior credit facility. There is $1,150 million of available capacity under the Charter margin loan. GCI’s credit facility has undrawn capacity of $342 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 3.1x.

GCI Operating and Financial Results

	4Q23	4Q24	% Change		2023	2024	% Change
(amounts in millions, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$119	$119	-%		$468	$469	-%
Business	131	144	10%		513	547	7%
Total revenue	$250	$263	5%		$981	$1,016	4%

Operating income	$26	$35	35%		$117	$144	23%
Operating income margin (%)	10.4%	13.3%	290	bps	11.9%	14.2%	230	bps

Adjusted OIBDA(a)	$90	$86	(4)%		$361	$362	-%
Adjusted OIBDA margin(a) (%)	36.0%	32.7%	(330)	bps	36.8%	35.6%	(120)	bps

GCI Consumer
Financial Metrics
Revenue
Data	$58	$59	2%		$233	$238	2%
Wireless	51	50	(2)%		193	191	(1)%
Other	10	10	-%		42	40	(5)%
Total revenue	$119	$119	-%		$468	$469	-%
Operating Metrics
Data:
Cable modem subscribers(b)					159,700	155,700	(3)%
Wireless:
Lines in service(c)					197,300	198,800	1%

GCI Business
Financial Metrics
Revenue
Data	$110	$127	15%		$427	$469	10%
Wireless	12	11	(8)%		50	47	(6)%
Other	9	6	(33)%		36	31	(14)%
Total revenue	$131	$144	10%		$513	$547	7%

a)	See reconciling schedule 1.
b)	A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Data cable modem subscribers as of December 31, 2024 include 900 subscribers that were reclassified from GCI Business to GCI Consumer subscribers in the first quarter of 2024 and are not new additions.
c)	A wireless line in service is defined as a wireless device with a monthly fee for services. Wireless lines in service as of December 31, 2024 include 1,800 lines that were reclassified from GCI Business to GCI Consumer lines in the first quarter of 2024 and are not new additions.

Unless otherwise noted, the following discussion compares financial information for the three and twelve months ended December 31, 2023 and December 31, 2024.

GCI revenue increased 5% in the fourth quarter and 4% for the full year. Consumer revenue was flat in both the fourth quarter and for the full year, as growth in data revenue was offset by declines in wireless and other revenue. Business revenue increased 10% in the fourth quarter and 7% for the full year driven by a strong upgrade cycle in schools and healthcare corporations in remote Alaska.

Operating income increased in the fourth quarter and the full year primarily driven by lower depreciation expense as certain assets became fully depreciated in 2023. Adjusted OIBDA decreased 4% in the fourth quarter and was flat for the full year as the shift to higher-margin business data revenue was primarily offset by increased selling, general and administrative expense due to increased salaries and headcount.

In 2024, GCI spent $193 million, net, on capital expenditures. Capital expenditure spending was primarily related to improvements to the wireless and data networks, particularly in rural Alaska. GCI’s net capital expenditures for 2025 are expected to be approximately $250 million related to additional investments in middle and last mile connectivity, with continued network expansion in GCI’s most important markets in rural Alaska including the Bethel and AU-Aleutians fiber projects. A significant portion of the increased capital expenditures in 2025 are related to fulfilling the build-out requirements of the Alaska Plan.

FOOTNOTES

1)	Liberty Broadband will discuss these highlights and other matters on Liberty Broadband's earnings conference call that will begin at 11:15 a.m. (E.T.) on February 27, 2025. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider, and it also holds an interest in Charter.
3)	For a definition of Adjusted OIBDA and Adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

LIBERTY BROADBAND FINANCIAL METRICS

(amounts in millions)	4Q23	4Q24	2023	2024
Revenue
GCI Holdings	$250	$263	$981	$1,016
Corporate and other	-	-	-	-
Total Liberty Broadband Revenue	$250	$263	$981	$1,016

Operating Income (Loss)
GCI Holdings	$26	$35	$117	$144
Corporate and other	(13)	(22)	(44)	(52)
Total Liberty Broadband Operating Income (Loss)	$13	$13	$73	$92

Adjusted OIBDA
GCI Holdings	$90	$86	$361	$362
Corporate and other	(7)	(17)	(24)	(35)
Total Liberty Broadband Adjusted OIBDA	$83	$69	$337	$327

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:15 a.m. (E.T.) on February 27, 2025. The call can be accessed by dialing (877) 407-3944 or (412) 902-0038, passcode 13749591, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertybroadband.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, Liberty Broadband’s participation in Charter’s buyback of common stock, the continuation of our stock repurchase program, expectations regarding Liberty Broadband’s combination with Charter and divesture of its GCI business and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of inflationary pressures), the satisfaction of all conditions to the combination with Charter and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Form 10-K, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Liberty Broadband defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty Broadband defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Liberty Broadband believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets. Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its Adjusted OIBDA for the three and twelve months ended December 31, 2023 and December 31, 2024.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q23	4Q24	2023	2024
GCI Holdings Operating Income	$26	$35	$117	$144
Depreciation and amortization	61	50	230	207
Stock-based compensation	3	1	14	11
GCI Holdings Adjusted OIBDA	$90	$86	$361	$362

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to Adjusted OIBDA for Liberty Broadband for the three and twelve months ended December 31, 2023 and December 31, 2024.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q23	4Q24	2023	2024
Liberty Broadband Operating Income (Loss)	$13	$13	$73	$92
Depreciation and amortization	61	50	230	207
Stock-based compensation	9	6	34	28
Liberty Broadband Adjusted OIBDA (Loss)	$83	$69	$337	$327
GCI Holdings	$90	86	$361	362
Corporate and other	(7)	(17)	(24)	(35)

LIBERTY BROADBAND CORPORATION

BALANCE SHEET INFORMATION

(unaudited)

	December 31,	December 31,
	2024	2023

	amounts in millions,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$163	158
Trade and other receivables, net	195	178
Prepaid and other current assets	65	94
Total current assets	423	430
Investment in Charter, accounted for using the equity method	13,057	12,116
Property and equipment, net	1,150	1,053
Intangible assets not subject to amortization
Goodwill	755	755
Cable certificates	550	550
Other	41	40
Intangible assets subject to amortization, net	411	461
Other assets, net	300	236
Total assets	$16,687	15,641

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$112	86
Deferred revenue	21	30
Current portion of debt	3	3
Other current liabilities	64	59
Total current liabilities	200	178
Long-term debt, net, including $1,897 and $1,255 measured at fair value, respectively	3,753	3,733
Obligations under tower obligations and finance leases, excluding current portion	72	83
Long-term deferred revenue	113	65
Deferred income tax liabilities	2,388	2,216
Preferred stock	201	202
Other liabilities	152	141
Total liabilities	6,879	6,618
Equity
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 18,251,013 and 18,233,573 at December 31, 2024 and 2023 respectively	—	—
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,007,705 and 2,025,232 at December 31, 2024 and 2023, respectively	—	—
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 123,022,488 and 123,704,814 at December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	3,007	3,107
Accumulated other comprehensive earnings (loss), net of taxes	73	52
Retained earnings	6,712	5,843
Total stockholders' equity	9,793	9,003
Non-controlling interests	15	20
Total equity	9,808	9,023
Commitments and contingencies
Total liabilities and equity	$16,687	15,641

LIBERTY BROADBAND CORPORATION

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended
	December 31,
	2024	2023

	amounts in millions,
	except per share amounts

Revenue	$1,016	981
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	257	245
Selling, general and administrative, including stock-based compensation	460	433
Depreciation and amortization	207	230
	924	908
Operating income (loss)	92	73
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(194)	(206)
Share of earnings (losses) of affiliate	1,323	1,155
Gain (loss) on dilution of investment in affiliate	(32)	(60)
Realized and unrealized gains (losses) on financial instruments, net	(125)	(101)
Other, net	18	27
Earnings (loss) before income taxes	1,082	888
Income tax benefit (expense)	(213)	(200)
Net earnings (loss)	869	688
Less net earnings (loss) attributable to the non-controlling interests	—	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$869	688
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$6.08	4.71
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$6.08	4.68

LIBERTY BROADBAND CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended
	December 31,
	2024	2023

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$869	688
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	207	230
Stock-based compensation	28	34
Share of (earnings) losses of affiliate, net	(1,323)	(1,155)
(Gain) loss on dilution of investment in affiliate	32	60
Realized and unrealized (gains) losses on financial instruments, net	125	101
Deferred income tax expense (benefit)	170	168
Other, net	(4)	(4)
Change in operating assets and liabilities:
Current and other assets	43	20
Payables and other liabilities	(43)	(126)
Net cash provided by (used in) operating activities	104	16
Cash flows from investing activities:
Capital expenditures	(247)	(222)
Grant proceeds received for capital expenditures	54	6
Cash received for Charter shares repurchased by Charter	335	394
Cash released from escrow related to dispositions	—	23
Purchase of investments	—	(53)
Other investing activities, net	(12)	2
Net cash provided by (used in) investing activities	130	150
Cash flows from financing activities:
Borrowings of debt	1,139	1,501
Repayments of debt, tower obligations and finance leases	(1,201)	(1,616)
Repurchases of Liberty Broadband common stock	(89)	(227)
Indemnification payment to QVC Group	—	(45)
Other financing activities, net	(30)	(3)
Net cash provided by (used in) financing activities	(181)	(390)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	53	(224)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	176	400
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$229	176